Exhibit 10.8

SINEXUS, INC.

January 28, 2008

Lisa Earnhart

[HOME ADDRESS]

Re:	Employment Terms

Dear Lisa:

Sinexus, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer of the Company on the following terms.

Your employment with the Company will commence on a mutually agreeable date (“Start Date”). You will be responsible for all aspects of the Company and shall perform such duties as are ordinary, customary and necessary in your role as the President and Chief Executive Officer. You will report directly to the Board of Directors of the Company (the “Board”). Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

Your annual base salary compensation will be $300,000 per year, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, holidays. Details about these benefits are available for your review. Sinexus may modify compensation and benefits from time to time as it deems necessary.

You will be eligible to receive an annual bonus of up to thirty-five percent (35%) of your annual base salary payable upon the achievement of certain milestones mutually agreed upon by you and the Company. Your bonus, however, shall be a minimum of $105,000.00 (“Minimum Bonus”) for calendar year 2008. This Minimum Bonus shall be pro-rated based on the number of whole weeks you work for Sinexus during 2008.

Subject to the approval of the Company’s Board of Directors, you will be granted an initial option to purchase shares of the Company’s Common Stock equal to 5% (“Ownership Percentage”) of the Company’s capital stock, on a fully diluted basis (“Initial Grant”). The per share exercise price for such stock shall be equal to the fair market value of the Common Stock on the date of grant which will be shortly after your Start Date. In addition, after the initial closing of the Company’s Series B Preferred Stock Financing, the Company will recommend you be granted an additional option for the number of shares required to maintain your Ownership Percentage (“Additional Grant”). Your Additional Grant shall have an exercise price equal to the fair market value on the date it is granted which will be shortly after the initial closing. Any options to be granted beyond the Initial Grant and the Additional Grant shall be granted at the discretion of the Board of Directors. Your options shall vest over four years from the date of grant, with twenty-five percent (25%) vesting at the first anniversary of employment and the balance vesting on a monthly basis thereafter. Provided, however, in the event the Company is sold to a third party during your employment, your options shall contain a “double-trigger” acceleration provision such that if triggered, all your outstanding option shares shall become fully vested.

As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

In the event of your death, permanent disability, resignation for Good Reason, or you are terminated without Cause (all as defined below)(“Termination of Services”): (i) you shall receive six (6) months Base Salary, to be paid monthly; (ii) all your outstanding options will continue to vest for a period of twelve (12) months following Termination of Services.

“Cause” means (1) any willful, material violation by you of any law or regulation applicable to the business of the Company, (2) your commission of any felony or any other crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (3) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a material business relationship with the Company, or (4) any willful and continued failure or refusal by you to perform the material, lawful, duties required of you in your capacity as a senior executive of the Company or a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company; provided that with respect to willful and continued failures or refusals to performs duties, the Company will give written notice of such event and will give you ten (10) calendar days to cure such event before it may terminate you.

“Good Reason” for a resignation would exist in the event of (1) a material reduction in your salary, (2) a material reduction in your responsibilities (provided no such reduction shall be deemed to have occurred solely by reason of the change in the Company’s status from that of an independent company to that of a subsidiary of a buyer of the Company following a change of control of the Company), or (3) a relocation of the offices that your are required to work at a location more than fifty (50) miles from the office at which you previously were required to work

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Sinexus. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please sign and date this letter, and return it to me by Feb. 20, 2008, if you wish to accept employment at Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Donald J. Eaton
Donald J. Eaton
President and Chief Executive Officer

Accepted:

/s/ Lisa Earnhardt	2/21/08
Lisa Earnhart	Date

Attachment: Proprietary Information and Inventions Agreement

1555 Adams Drive Menlo Park, CA 94025 T.650.641.2100 F.650.641.2120

July 11, 2013

VIA HAND DELIVERY

Lisa D. Earnhardt

Intersect ENT, Inc.

1049 Elwell Court

Palo Alto, CA 94304

Re:	New Employment Terms

Dear Lisa:

As we have discussed, this letter agreement confirms an amendment (the “Amendment”) to the terms of your employment offer letter with Intersect ENT, Inc. (the “Company”) dated January 28, 2008 (the “Offer Letter”). The new employment terms contained in this Amendment are effective as of the date this Amendment is executed (the “Effective Date”).

Your Offer Letter is hereby amended to reflect the following:

1.	Position:

Your position is President and Chief Executive Officer.

2.	Severance:

The tenth, eleventh and twelfth paragraphs of the Offer Letter are hereby amended and restated to read as follows:

In the event of your death, permanent disability, resignation for Good Reason, or you are terminated without Cause (all as defined below) (“Termination of Services”) and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder): you shall receive (i) twelve (12) months Base Salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”); (ii) all your outstanding options will vest in full upon such Termination of Services and (iii) a lump sum payment equal to your annual target bonus (collectively, the “Severance Benefits”).

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Severance

July 11, 2013

Lisa D. Earnhardt

Benefits; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Termination of Services; provided, however, that no payments will be made prior to the 60th day following your Termination of Services. On the 60th day following your Termination of Services, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

“Cause” means (1) any willful, material violation by you of any law or regulation applicable to the business of the Company, (2) your commission of any felony or any other crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (3) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a material business relationship with the Company, or (4) any willful and continued failure or refusal by you to perform the material, lawful duties required of you in your capacity as a senior executive of the Company or a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company; provided that with respect to willful and continued failures or refusals to perform duties, the Company will give written notice of such event and will give you ten (10) calendar days to cure such event before it may terminate you.

“Good Reason” for your resignation would exist upon the occurrence of any of the following events without your written consent: (1) a material reduction in your base salary, (2) a material reduction in your responsibilities (provided no such reduction shall be deemed to have occurred solely by reason of the change in the Company’s status from that of an independent company to that of a subsidiary of a buyer of the Company following a change of control of the Company), or (3) a relocation of the office where you are required to work to a location more than fifty (50) miles from the office where you previously were required to work; provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s Vice President of Finance within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

July 11, 2013

Lisa D. Earnhardt

3.	Section 409A.

A new thirteenth paragraph is added to the Offer Letter to read as follows:

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Termination of Services to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your Termination of Services set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, the timing of the payments upon your Termination of Services will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Termination of Services, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Termination of Services that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

This Amendment, together with the Offer Letter and your Proprietary Information and Inventions Agreement, constitutes the entire agreement between you and the Company regarding the terms of your employment. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this Amendment and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of the Company.

July 11, 2013

Lisa D. Earnhardt

Please sign below if these terms are acceptable to you, and return the fully signed Amendment to me within five (5) business days.

Understood and Agreed:

/s/ Lisa D. Earnhardt	/s/ Monika A. De Martin
Lisa D. Earnhardt	Monika A. De Martini
President and Chief Executive Officer	Chief Financial Officer
Intersect ENT, Inc.	Intersect ENT, Inc.

7/11/13	7/19/13
Date	Date